Exhibit 99.2


                                 Media Statement

Philadelphia, PA - February 2, 2001 - Quality Foods Inc. today announced the immediate layoff of approximately 324 employees due to rising costs and reduced liquidity.

Quality Foods, a manufacturer and marketer of value-added meat and poultry products, will retain about 83 employees in order to continue operations in a greatly reduced mode at its Philadelphia plant.

Notices of the layoff were communicated to affected employees today. In addition, employees were given information detailing how to apply for state unemployment benefits and find other job opportunities.

Company officials said rising costs and other financial constraints, including the lack of additional bank financing, precipitated the action.

"We recognize and appreciate the hard work and efforts of our employees, but we have unfortunately come to the very difficult decision to reduce our operations," said Glen Myers, Senior Vice President of Sales. "Rising costs of beef coupled with the lack of available financing and the Company's burdensome debt load left us no other viable alternative."

Mr. Myers continued: "We are saddened that market forces have brought us to the point of having to lay off employees who have given years of loyalty and hard work and we extend our best wishes to them for the future."


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